SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

DUTCH GOLD RESOURCES, INC.

 (Exact name of Registrant as specified in its charter)

Nevada	333-72163	58-2550089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lenox Road Suite 1500 Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 419-2440

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Registrant entered into a Joint Venture Agreement (“Agreement”) with RadarNica, SA to develop the Villa Nueva 1 mines (the “Mining Project”) in Nicaragua controlled by RadarNica. Under the terms of the Agreement, the parties will form a joint venture limited liability company under the laws of Georgia (the “JV”) to operate and develop the Mining Project. The Registrant will initially provide $100,000 in new capital, plus expertise and managerial and technical resources to bring the Mining Project to active development within sixty (60) days of the Agreement. RadarNica will contribute the Mining Project into the JV and onsite resources and supervision and establish systems compliant with Nicaraguan regulations. One percent of the net proceeds of the Mining Project will be distributed to a yet to be formed Nicaraguan company to be controlled by a non-affiliated Nicaraguan national and the remaining ninety nine percent (99%) of net proceeds will be distributed equally between the Registrant and RadarNica until the Registrant has contributed $250,000 in capital to the JV. Thereafter, proceeds shall continue to be distributed equally between he Registrant and RadarNica.

The Registrant and RadarNica shall each be eligible to contribute additional capital in the JV in consideration for turn receiving a larger interest in the JV, to be proscribed in the operating agreement. As further consideration, the Registrant shall issue RadarNica options to purchase 20,000,000 shares of the Registrant’s common stock, which will have piggy-back registration rights. After the Registrant has received either $300,000 in net revenue from the operation of the Mining Project or 125% of the equipment, transportation, and development costs of the Mining Project, RadarNica shall have earned 50% ownership interest in the equipment utilized to operate the Mining Project. The parties also have a right of first refusal to match or increase an offer relating to third party deals within Nicaragua, excluding the Masada and Jerusalem projects.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH GOLD RESOURCES, INC. (Registrant)

Date: July 11, 2012	By:	/s/ Daniel W. Hollis
Name: Daniel W. Hollis Title: Chief Executive Officer